Exhibit 99


       Ameron Reports Strong Second-Quarter Sales and Earnings


    PASADENA, Calif.--(BUSINESS WIRE)--June 26, 2003--Ameron International Corporation (NYSE: AMN) today reported earnings of $.97 per diluted share on sales of $147.8 million for the three months ended May 31, 2003. Ameron earned $.91 per diluted share on sales of $138.1 million during the second quarter of 2002. (Per-share data have been adjusted to reflect a two-for-one stock split completed on May 27, 2003.)
    For the first half of 2003, Ameron earned $1.24 per diluted share on sales of $278.5 million. Earnings and sales in the same period of 2002 totaled $1.12 per diluted share and $258.8 million.
    "Continuing the trend of the first quarter, the second quarter performance exceeded expectations and the results during the same period last year," mentioned James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "The Fiberglass-Composite Pipe Group had an especially strong quarter which, coupled with solid results from the Performance Coatings & Finishes and Infrastructure Products Groups, more than offset a decline by the Water Transmission Group. Our business diversification and global presence continue to add value, especially in the current difficult economic times."
    The Fiberglass-Composite Pipe Group's sales and profits increased significantly in the second quarter of 2003. Much of the improvement continued to come from Asian demand for fiberglass piping for use in marine and offshore oil and gas markets. Sales of onshore oil piping also increased, while sales into U.S. and European industrial markets remained sluggish. The near-term outlook for the Fiberglass-Composite Pipe Group remains positive.
    The Water Transmission Group had lower sales and lower profits, reflecting project timing and an overall slowdown in the market for water piping in the western U.S. A shift in product mix to lower-margin bridge pilings for the San Francisco/Oakland Bay Bridge project affected profitability. The current level of bidding activity has slowed; however, the longer-term outlook remains positive.
    The Performance Coatings & Finishes Group had improved sales and profits in the second quarter of 2003, compared to the same period in 2002. Sales from operations outside the U.S. improved primarily due to stronger foreign currencies. Markets for protective coatings, especially in the U.S., remained weak because of lackluster industrial demand and deferred maintenance of U.S. Navy vessels. The outlook for Performance Coatings & Finishes has not changed. Full recovery remains dependent on higher industrial and marine demand in the U.S. and Europe.
    The Infrastructure Product Group's sales and profits increased. Infrastructure Products continued to benefit from low interest rates and the resultant strength in housing and commercial construction throughout the U.S. The outlook for the Infrastructure Products Group remains favorable.
    Ameron's equity in earnings of joint-venture companies increased in the second quarter of 2003, compared to the same period in 2002. The increase was due to higher income from Ameron's concrete-pipe venture in Saudi Arabia, which offset a continued decline by TAMCO, Ameron's 50%-owned steel mini-mill in California. Equity income from the Saudi Arabian concrete-pipe venture was recognized in the third quarter of 2002. Equity income for the remainder of 2003 is expected to be lower than in the second half of 2002.
    James Marlen continued, "Ameron performed well in the first half of 2003, in spite of continued sluggishness in certain key markets and in spite of increased pension and insurance costs. Overall, we are very pleased with Ameron's results and are encouraged about the balance of 2003."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                      Three Months Ended May 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                                  2003          2002

Sales                                         $ 147,844     $ 138,099
Cost of Sales                                  (107,527)     (102,535)
Gross Profit                                     40,317        35,564
Selling, General and Administrative Expenses   ( 31,989)     ( 28,138)
Royalty, Equity and Other Income                  5,136         5,300
Income before Interest and Income Taxes          13,464        12,726
Interest Expense, Net                          (  1,834)     (  1,605)
Income before Income Taxes                       11,630        11,121
Provision for Income Taxes                     (  3,805)     (  3,559)
Net Income                                    $   7,825     $   7,562

Net Income Per Diluted Share                  $     .97     $     .91

Cash Dividends Paid Per Share                 $     .20     $     .16


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                       Six Months Ended May 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                                  2003          2002

Sales                                         $ 278,465     $ 258,801
Cost of Sales                                  (205,483)     (192,798)
Gross Profit                                     72,982        66,003
Selling, General and Administrative Expenses   ( 60,558)     ( 55,376)
Royalty, Equity and Other Income                  5,804         7,091
Income before Interest and Income Taxes          18,228        17,718
Interest Expense, Net                          (  3,303)     (  3,993)
Income before Income Taxes                       14,925        13,725
Provision for Income Taxes                     (  4,925)     (  4,392)
Net Income                                    $  10,000     $   9,333

Net Income Per Diluted Share                  $    1.24     $    1.12

Cash Dividends Paid Per Share                 $     .36     $     .32


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
                       Six Months Ended May 31,
                            (In thousands)
                              (Unaudited)

                                                  2003          2002
Operating Activities
  Net Income                                  $  10,000     $   9,333
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operations           10,596        11,523
  Changes in Operating Assets
    and Liabilities                               2,172       (20,689)
Net Cash Provided by Operations                  22,768           167

Investing Activities
  Proceeds from Sale of Assets                      382           232
  Additions to Property, Plant
    and Equipment                                (8,755)       (6,079)
Net Cash Used in Investing Activities            (8,373)       (5,847)

Financing Activities
  Short and Long-Term Borrowings, Net            (5,201)        3,846
  Debt Issuance Costs                            (1,520)           --
  Dividends on Common Stock                      (2,848)       (2,491)
  Issuance of Common Stock                          409           102
  Change in Treasury Stock                          136            --
Net Cash (Used In) Provided by Financing
 Activities                                      (9,024)        1,457

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents                         640           201

Net Change in Cash and Cash Equivalents       $   6,011     $  (4,022)


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                 May 31,      Nov. 30,
                                                  2003          2002
                                               (Unaudited)
ASSETS
Current Assets
  Cash and Cash Equivalents                   $  16,371     $  10,360
  Receivables, Net                              138,511       131,283
  Inventories                                    91,414        88,020
  Other Current Assets                           26,617        23,199
    Total Current Assets                        272,913       252,862

Investments and Advances --
  Joint Ventures                                 19,670        18,927
Property, Plant and Equipment, Net              149,950       145,242
Goodwill and Intangible Assets                   13,313        13,013
Other Assets                                     37,614        32,898
  Total Assets                                $ 493,460     $ 462,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                       $      --     $   1,009
  Current Portion of Long-Term Debt               8,333         8,333
  Trade Payables                                 47,669        46,295
  Accrued Liabilities                            49,691        45,994
  Income Taxes Payable                            5,428         2,026
    Total Current Liabilities                   111,121       103,657

Long-Term Debt, Less Current Portion             99,889       102,823
Other Long-Term Liabilities                      51,535        44,636
  Total Liabilities                             262,545       251,116

Stockholders' Equity
  Common Stock                                   26,447        13,198
  Additional Paid-In Capital                     11,444        23,950
  Unearned Restricted Stock                     ( 1,822)       (2,164)
  Retained Earnings                             277,601       270,449
  Accumulated Other Comprehensive Loss          (34,232)      (44,948)
  Treasury Stock                                (48,523)      (48,659)
    Total Stockholders' Equity                  230,915       211,826

  Total Liabilities and Stockholders' Equity  $ 493,460     $ 462,942



    CONTACT: Ameron International Corporation
             James S. Marlen, Chairman, President and Chief Executive
               Officer
             Gary Wagner, Senior Vice President, Chief Financial
               Officer
             Telephone: 626/683-4000